PRESS RELEASE
SOURCE: FIRST TRUST ADVISORS L.P.

FIRST TRUST ANNOUNCES COMPLETION OF FIRST TRUST STRATEGIC HIGH INCOME FUND II'S MERGER INTO FIRST TRUST HIGH INCOME LONG/SHORT FUND

WHEATON, IL - (BUSINESS WIRE) - June 25, 2018 - First Trust Advisors L.P. ("FTA") announced today that the merger of First Trust Strategic High Income Fund II (NYSE: FHY), a closed-end fund managed by FTA, with and into First Trust High Income Long/Short Fund (NYSE: FSD), a closed-end fund managed by FTA, was completed prior to the open of the NYSE on June 25, 2018.

      As previously announced, the shareholders of FHY approved the fund's merger with and into FSD at a Special Meeting of Shareholders on June 11, 2018. The merger was approved by the Board of Trustees of each of FHY and FSD on March 5, 2018.

      In the merger, the assets of FHY were transferred to, and the liabilities of FHY were assumed by, FSD. The shareholders of FHY received shares of FSD with a value equal to the aggregate net asset value of the FHY shares held by them. The exchange of shares took place based upon FHY's and FSD's closing net asset values on June 22, 2018. The exchange ratio at which shares of FHY were exchanged for shares of FSD is 0.808829.

      FSD is a diversified, closed-end management investment company that seeks to provide current income. FSD has a secondary objective of capital appreciation. FSD seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign (including emerging markets) high yield corporate fixed-income securities of varying maturities that are rated below-investment grade at the time of purchase.

      FTA is a federally registered investment advisor and serves as FHY's and FSD's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $126 billion as of May 31, 2018 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

      This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FSD. An investor should carefully consider the investment objectives, risks, charges and expenses of FSD before investing. The prospectus for FSD contains this and other important information and is available free of charge by calling First Trust Portfolios L.P. at 1-800-621-1675 or visiting www.ftportfolios.com. The prospectus should be read carefully before investing.

CONTACT: Jeff Margolin - (630) 915-6784
CONTACT: Don Swade - (630) 765-8661
SOURCE:  First Trust Advisors L.P.